EXHIBIT 99.1

Quicksilver Resources Inc. - Northeast Operations
Financial Statements as of and for the Nine Months Ended
September 30, 2007 and 2006

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
CARVE OUT FINANCIAL STATEMENTS - UNAUDITED
For the Nine Months Ending September 30, 2007 and 2006

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
CARVE OUT BALANCE SHEETS
As of September 30, 2007 and December 31, 2006
In thousands - Unaudited

	September 30,	December 31,
	2007	2006
ASSETS
Current assets
Accounts receivable, net	$10,486	$12,249
Materials and supplies	4,976	4,388
Total current assets	15,462	16,637

Investments in and advances to equity affiliates	7,161	7,434

Property, plant and equipment - net (“full cost”)	479,665	480,734

Other assets	104	249
	$502,392	$505,054

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities
Accounts payable	$9,592	$11,682
Accrued liabilities	12,134	6,183
Total current liabilities	21,726	17,865

Asset retirement obligations	11,535	11,008

Owner’s net investment	469,131	476,181
	$502,392	$505,054

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
CARVE OUT STATEMENTS OF INCOME BEFORE INCOME TAXES
In thousands - Unaudited

	For the Nine Months Ended
	September 30,
	2007	2006
Revenues
Natural gas, NGL and crude oil sales	$113,830	$127,165
Other revenue	1,132	1,206
Total revenues	114,962	128,371
Expenses
Oil and gas production costs	44,885	34,166
Production and ad valorem taxes	8,064	7,342
Other operating costs	155	1,081
Depletion, depreciation and accretion	20,007	21,060
General and administrative	748	187
Total expenses	73,859	63,836

Income from equity affiliates	682	318

Operating income	41,785	64,853

Other income - net	(135)	(9)

Income before income taxes	$41,920	$64,862

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
CARVE OUT STATEMENTS OF OWNER’S NET INVESTMENT
In thousands - Unaudited

	For the Nine Months Ended
	September 30,
	2007	2006
Owner’s net investment:
Balance, beginning of year	$476,181	$474,845
Income before income taxes	41,920	64,862
Noncash contributions for general and administrative expense	748	187
Distributions to owner - net	(49,718)	(56,848)
Balance, end of year	$469,131	$483,046

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
CARVE OUT STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Nine Months Ended
	September 30,
	2007	2006
Operating activities:
Income before income taxes	$41,920	$64,862
Charges and credits to income not affecting cash
Non-cash general and administrative expense	748	187
Depletion, depreciation and accretion	20,007	21,060
Income from equity affiliates	(682)	(318)
Other non-cash expense - net	10	18
Changes in assets and liabilities
Accounts receivable	1,763	(1,233)
Current and other assets	381	(1,071)
Accounts payable	(1,231)	(2,743)
Accrued liabilities	5,960	(1,187)
Net cash provided by operating activities	68,876	79,575

Investing activities:
Purchases of property, plant and equipment	(19,320)	(23,295)
Return of investment from equity affiliates	162	558
Proceeds from sale of properties	-	10
Net cash used for investing activities	(19,158)	(22,727)

Financing activities:
Owner’s distributions - net	(49,718)	(56,848)
Net cash used for financing activities	(49,718)	(56,848)

Net (decrease) increase in cash and cash equivalents	-	-

Cash and cash equivalents at beginning of period	-	-

Cash and cash equivalents at end of period	$-	$-

Non-cash transactions:
Noncash changes in working capital related to
acquisition of property and equipment - net	$859	$1,272

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. - NORTHEAST OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS - UNAUDITED
For the Nine Months Ended September 30, 2007 and 2006

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Basis of Presentation

On September 11, 2007, Quicksilver Resources Inc. (the “Company” or “Quicksilver”) entered into a definitive agreement (the “BreitBurn Transaction”) to contribute all of its oil and gas properties and facilities in Michigan, Indiana and Kentucky (collectively “Northeast Operations”) to BreitBurn Operating L.P. (“BreitBurn”). The BreitBurn Transaction closed on November 1, 2007 for $750 million in cash and 21.348 million common units of BreitBurn Energy Partners LP equaling total consideration of $1.47 billion.

The Northeast Operations’ results of operations are largely dependent on the difference between the prices received for its natural gas and crude oil products and the cost to find, develop, produce and market such resources. Natural gas and crude oil prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of factors beyond Northeast Operations’ control. These factors include worldwide political instability, quantities of natural gas in storage, foreign supply of natural gas and crude oil, the price of foreign imports, the level of consumer demand and the price of available alternative fuels.

The accompanying carve out financial statements and related notes thereto represent the carve out financial position, income before income taxes, changes in owner’s net investment, and cash flows of the Northeast Operations. The carve out financial statements have been prepared in accordance with Regulation S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by Quicksilver are only indirectly attributable to its ownership of the Northeast Operations as Quicksilver owns interests in numerous other oil and gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Northeast Operations, so that the accompanying carve out financial statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 5, “Related Party Transactions.”

The Northeast Operations accounts for its ownership in unincorporated partnerships and companies under the equity method of accounting as they have significant influence over those entities, but because of terms of the ownership agreements, the Northeast Operations does not meet the criteria for control which would require consolidation of the entities. The Northeast Operations’ share of the results from these entities are included as a component of operating income as operations of the entities are necessary for the Northeast Operations to process and deliver natural gas from certain of its properties. All inter-entity transactions are eliminated.

 Use of Estimates

The preparation of the carve out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the carve out financial statements and the reported amounts of revenues and expenses, including stock compensation expense, during each reporting period. Management believes its estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties, which may cause actual results to differ materially from the Company’s estimates. Significant estimates underlying these carve out financial statements include the estimated quantities of proved natural gas and crude oil reserves used to compute depletion of natural gas and crude oil properties and the related present value of estimated future net cash flows therefrom, estimates of current revenues based upon expectations for actual deliveries and prices received and the estimated fair value of asset retirement obligations.

2. ASSET RETIREMENT OBLIGATIONS

The Northeast Operations’ asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The Northeast Operations have no assets that are legally restricted for purposes of settling asset retirement obligations. The following table provides a reconciliation of the changes in the estimated asset retirement obligation for the nine months ended September 30, 2007 and 2006.

	For the Nine Months Ended September 30,
	2007	2006
	(in thousands)
Beginning asset retirement obligations	$11,008	$10,301
Additional liability incurred	37	23
Accretion expense	481	519
Change in estimates	9	(12)
Ending asset retirement obligations	$11,535	$10,831

During the nine-month periods ended September 30, 2007 and 2006, accretion expense was recognized and included in depletion, depreciation and accretion expense reported in the carve out statement of income before income taxes for the period. No asset retirement obligations were classified as current at September 30, 2007 or December 31, 2006.

3. DIVESTITURE OF NORTHEAST OPERATIONS

In connection with the BreitBurn Transaction, Quicksilver agreed to provide certain one-time benefits to 138 terminated employees, including settling unvested stock-based compensation in cash and providing cash severance and retention benefits payable in multiple installments over two years. Quicksilver anticipates the total expense associated with the termination-related employees benefits to be approximately $9.7 million which will be recognized approximately 60% in 2007, 20% in 2008 and 20% in 2009. The $5.4 million recognized in oil and gas production costs in the third quarter of 2007 was comprised of stock modification expense of $4.3 million and severance payments of $1.1 million associated with services rendered through that time by affected employees. The amounts to be recognized during the fourth quarter of 2007 and beyond are attributable to the services to be rendered by the affected employees over these periods and are payable only in the event of continued service to BreitBurn.

4. INCOME TAXES

No provision for taxes is made in the Northeast Operations’ carve out financial statements because it does not represent a separate legal and taxable entity and is being acquired by a non-tax paying entity.

Reconciliation between the statutory federal income tax rate and the Northeast Operations’ pro forma effective tax rate as if the Northeast Operations had computed income taxes is as follows:

	For the Nine Months Ended September 30,
	2007	2006
U.S. federal statutory tax rate	35.00%	35.00%
Permanent differences	.05%	.05%
State income taxes net of federal deduction	.10%	.10%
Effective income tax rate	35.15%	35.15%

The following table details pro forma net income reflecting a tax provision calculated on a separate return basis:

	For the Nine Months Ended September 30,
	2007	2006
	(in thousands)
Income before income taxes	$41,920	$64,862
Income tax provision	14,735	22,799
Pro forma net income	$27,185	$42,063

5. RELATED PARTY TRANSACTIONS

The accompanying carve out financial statements have been prepared in accordance with SAB Topic 1-B. Under these rules, all direct costs have been included in the accompanying carve out financial statements. Accordingly, in addition to Northeast Operations’ direct employee and administrative expenses, a portion of the general and administrative expenses incurred by Quicksilver during the period covered by these carve out financial statements has been allocated and included in the accompanying carve out financial statements as follows:

	For the Nine Months Ended September 30,
	2007	2006
	(in thousands)
General and administrative	$748	$187

The allocation is based both on the Northeast Operations’ portion of Quicksilver’s consolidated capital expenditures and its portion of Quicksilver’s total equivalent production.  In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation of operating costs borne by Quicksilver on behalf of the Northeast Operations; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.

6. COMMITMENTS AND CONTINGENCIES

The Northeast Operations are subject to various possible contingencies, which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry. Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, production rates, marketing and environmental matters are subject to regulation by various federal and state agencies.

Property taxes paid in four townships in Michigan have been reviewed by a third-party audit firm engaged by the townships to conduct audits of oil and gas producers including the Northeast Operations. The townships are asserting that intangible drilling costs should be subject to property tax assessments on personal property. The Northeast Operations is currently challenging this position with the state tax commission and the tax tribunal. The Northeast Operations estimates that its exposure in this matter falls in a range from nothing to $0.8 million, but it has made no provision for any additional property taxes assessed as a result of these audits.